RELEASE AGREEMENT

THIS AGREEMENT is made as of the 13th day of April, 2006 by and between John Caloz (the “Employee”), a resident of the State of California, and OccuLogix, Inc. (the “Employer”), a corporation incorporated under the laws of the State of Delaware, and having its executive offices at 2600 Skymark Avenue, Building 9, Suite 201, Mississauga, Ontario, L4W 5B2.

WHEREAS the Employer and the Employee entered into an employment agreement dated as of May 18, 2005 (the “Employment Agreement”);

AND WHEREAS the Employee’s employment with the Employer shall be terminated pursuant to Section 8.1.2 of the Employment Agreement, effective at the close of business on the date hereof (the “Termination Date”);

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement (the receipt and sufficiency of which are hereby acknowledged by the parties hereto), the parties hereto agree as follows:

1.	TERMINATION

1.1  The Employee’s employment with the Employer shall be terminated pursuant to Section 8.1.2 of the Employment Agreement, effective at the close of business on the Termination Date.

2.	RETURN OF PROPERTY

2.1  The Employee hereby certifies that he has returned to the Employer all property of the Employer in the Employee’s possession, including, without limitation, all keys, business cards, computer hardware, including, without limitation, Blackberry units, printers, mice and other hardware accessories, and computer software. The Employee hereby further certifies that he has returned to the Employer, or destroyed, all tangible material embodying Confidential Information (defined below) in any form whatsoever, including, without limitation, all paper copy copies, summaries and excerpts of Confidential Information and all electronic media or records containing or derived from Confidential Information. “Confidential Information” means all information of, or relating to, the Employer that is not generally known to the public, whether of a technical, clinical, business, financial or other nature, including, without limitation, trade secrets, know-how and information relating to the technology, customers, business plans, sales plans, promotional or marketing activities, finances and other affairs of the Employer.

3.	SEVERANCE

3.1  Pursuant to Section 9 of the Employment Agreement, upon the execution and delivery of this Agreement by the Employee, the Employer shall pay to the Employee, in a lump sum, the amount of Cdn.$240,000, representing twelve months’ Basic Salary (as such term is defined in the Employment Agreement) plus 2.5% of Basic Salary in respect of the Employee’s entitlement to Benefits (as such term is defined in the Employment Agreement), less applicable withholdings and deductions.

3.2  Upon the execution and delivery of this Agreement by the Employee, the Employer shall pay to the Employee, in a lump sum, the amount of Cdn.$8,076.92 in respect of his accrued but unused vacation entitlement.

4.	RELEASE AND TERMINATION

4.1  In consideration of the payment provided for in Section 3.1, the Employee hereby agrees, on behalf of himself and his administrators, heirs, assigns and anyone claiming through him, to release completely and forever discharge the Employer and its affiliates and subsidiaries, and their respective officers, directors, shareholders, agents, servants, representatives, underwriters, successors, heirs and assigns, from any and all claims, demands, obligations and causes of action, of any nature whatsoever, whether known or unknown, which the Employee ever had, now has or might have in the future as a result of the Employee’s employment with the Employer or the termination thereof, including, without limitation, any claim relating to the Employment Agreement or the termination thereof pursuant to Section 4.2 of this Agreement or any claim relating to any violation of any Canadian federal or provincial statute or regulation, any U.S. federal or state statute or regulation, any claim for wrongful discharge or breach of contract, any claim relating to Canadian federal or provincial laws (including, without limitation, the Employment Standards Act (Ontario) and the Ontario Human Rights Code) or any claim relating to U.S. state or federal laws (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1968, the Employment Retirement Income and Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act and the Rehabilitation Act). Notwithstanding the foregoing, nothing herein shall be construed as depriving the Employee of any indemnification rights to which he is entitled under the Amended and Restated By-laws of the Employer on or prior to the Termination Date or of any protection to which he may be entitled, on, prior to or after the Termination Date, under the Employer’s directors’ and officers’ liability insurance policy from time to time.

4.2  The Employment Agreement is hereby terminated and rendered null and void, save and except for those provisions thereof that are expressly stated to survive the termination thereof, including, without limitation, Sections 12 (Non-competition), 13 (No Solicitation of Customers or Patients), 14 (No Solicitation of Employees), 15 (Confidentiality) and 16 (Remedies) of the Employment Agreement. The Employee hereby agrees to abide by such provisions.

4.3  The Employee hereby acknowledges and agrees that none of the options granted to him under the Employer’s 2002 Stock Option Plan are exercisable on the Termination Date and that, by their terms and conditions, will never be exercisable.

5.	NO FUTURE ACTIONS

5.1  The Employee represents, warrants and covenants that he will not file any, and, if applicable, will withdraw all, complaints, charges, suits or grievances against the Employer or its affiliates or subsidiaries, or any of their respective officers, directors, shareholders, agents, servants, representatives, underwriters, successors, heirs and assigns, with any governmental agency or court, and the Employee further agrees that neither he nor any person, organization or any other entity acting on his behalf will file, or cause or permit to be filed, any other complaint, charge, suit or grievance against the Employer at any time hereafter involving any matter occurring or arising in the past up to the date of this Agreement. In the event of breach of this representation, warranty and covenant by the Employee, he will return immediately, in full, all payments made to him pursuant to Section 3.1 hereof and Section 3.2 hereof. Furthermore, in the event of such breach, the Employee will pay the Employer’s reasonable attorneys’ fees incurred in connection with defending or otherwise responding to such a complaint, charge, suit or grievance.

6.	THIRD PARTY COMMUNICATIONS

6.1  In consideration of the mutual promises and covenants contained herein, each of the parties hereto hereby agrees that he and it will not make any statements to, or initiate or participate in any discussions with, any other person, including, without limitation, the Employer’s customers, which are derogatory, disparaging or injurious to the reputation of the Employee or the Employer. This Section 6.1, in no way, shall be construed as prohibiting either party hereto from responding truthfully to any question or interrogatory to which such party is requested to respond.

7.	ACKNOWLEDGEMENT

7.1  The Employee hereby acknowledges that:

(a)	He has had sufficient time to review and consider this Agreement thoroughly;

(b)	He has read and understands the terms of this Agreement and his obligations hereunder;

(c)	He has been given an opportunity to obtain independent legal advice, or such other advice as he may desire, concerning the interpretation and effect of this Agreement; and

(d)	He is entering this Agreement voluntarily and without any pressure from the Employer.

8.	MISCELLANEOUS

8.1  The headings in this Agreement are included solely for convenience of reference and shall not affect the construction or interpretation hereof.

8.2  The parties hereto expressly agree that nothing in this Agreement shall be construed as an admission of liability.

8.3  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, trustees, administrators, successors and assigns.

8.4  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter of the termination of the Employee’s employment with the Employer. This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to such subject matter and any rights which the Employee may have by reason of any such prior agreements or by reason of the Employee’s employment with the Corporation. There are no representations, warranties or agreements between the parties hereto in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Employer or any of its officers, directors, agents or employees to the Employee, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

8.5  Each of the provisions contained in this Agreement is distinct and severable, and a declaration of invalidity or unenforceability of any provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

8.6  This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.7  This Agreement may be signed in counterparts and delivered by facsimile transmission or other electronic means, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

OCCULOGIX, INC.
By:	/s/ Elias Vamvakas
Elias Vamvakas
Chairman and Chief Executive Officer

/s/ John Caloz
Signature of Witness	John Caloz

Name of Witness (please print)